McClatchy Operations VP Robert J. Weil To Retire

SACRAMENTO, Calif., Jan. 15, 2015 /PRNewswire/ -- Robert J. Weil, vice president, operations at The McClatchy Company (NYSE: MNI) since 1997, has announced his retirement on June 30.

A member of McClatchy's senior management team and one of two vice presidents for operations, Weil oversees 13 markets and their affiliated digital and print operations in six states.

"Bob has been a terrific executive and a steadying influence as McClatchy has undergone tremendous change over the past several years," said Pat Talamantes, McClatchy's president and CEO. "He helped usher in our digital future and never wavered for a moment in believing that McClatchy's values and core news mission have critical roles to play in that future."

Talamantes said McClatchy will develop a new organizational structure following Weil's retirement and no successor will be named.

"I want to thank Bob for his many contributions to McClatchy over the years," Talamantes continued. "He's been a mentor to many in our company and a wonderful ambassador for McClatchy in our industry. We congratulate Bob on an outstanding career and wish him all the best in retirement."

Weil, who turns 65 in May, was named to his current post after 18 years as a newspaper publisher and senior executive. He joined McClatchy in 1994 as publisher of The Fresno Bee. The company published far fewer daily newspapers back then and had operations in just five states. McClatchy's internet efforts were in their infancy.

Weil's ascension to McClatchy's senior management ranks coincided with a period of unprecedented company growth both in print and digital. Two months into his new corporate job McClatchy announced its acquisition of the Minneapolis Star Tribune and Cowles Media for $1.4 billion. Weil, a native of the Midwest and a journalism graduate from Indiana University, was handed oversight of McClatchy's newest and then-largest newspaper.

More acquisitions and growth followed, catapulting McClatchy into one of the largest newspaper publishers in the United States and one with a fast-growing digital business. In recent years, Weil helped lead the company through its digital transformation with an emphasis on diversifying revenues, new product development and reducing legacy costs. Today, almost two-thirds of McClatchy's revenues come from sources other than the printed newspaper.

"I'm grateful to McClatchy for the opportunity to work at a premier company with some of the best talent in our industry," Weil said. "I look forward with great anticipation to the next chapter of my life and opportunities that lay ahead. I will miss the camaraderie and connection with colleagues who have made my journey at McClatchy incredibly rewarding."

Weil concludes a newspaper career that spans almost five decades, beginning in the summer of 1967 working for his family-owned paper, The Times Herald in Port Huron, Mich. He worked part-time in high school writing sports for the South Bend Tribune in Indiana and was a part-time, general assignment reporter for what's now The Herald-Times in Bloomington while attending Indiana University.

After graduation, Weil joined Gannett Co., Inc. in advertising sales before being promoted to publisher of two of the company's papers, first in New Kensington, Pa., and later in Marin County, Calif. In 1986, Weil moved to the Pacific Northwest with Persis Media, a company with newspapers in Washington and Tennessee, and became president and chief operating officer.

Throughout his career, Weil has been a leader in trade groups and industry associations. He is president-elect of the Southern Newspaper Publishers Association and serves as vice chairman of the board of trustees of the American Press Institute.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

CONTACT: Peter Tira, Communications Director, (916) 321-1941, ptira@mcclatchy.com